Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 20, 2016	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended April 30, 2016 was $23.1 million, or $0.48 per share ($0.48 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended April 30, 2016 decreased 10.2 percent to $243.5 million from net sales of $271.3 million for the prior year 13-week fiscal quarter ended May 2, 2015. Comparable store net sales for the 13-week period ended April 30, 2016 decreased 11.1 percent from comparable store net sales for the prior year 13-week period ended May 2, 2015. Online sales decreased 2.8 percent to $23.5 million for the 13-week period ended April 30, 2016, compared to net sales of $24.2 million for the 13-week period ended May 2, 2015.

Net income for the first quarter of fiscal 2016 was $23.1 million, or $0.48 per share ($0.48 per share on a diluted basis), compared with $33.6 million, or $0.70 per share ($0.70 per share on a diluted basis) for the first quarter of fiscal 2015.

Please note that net sales for the 13-week fiscal quarter ended April 30, 2016 are net of a $3.0 million adjustment recorded as a reduction to revenue to accrue for estimated future rewards related to the Company’s new Guest Loyalty program, which launched during the quarter. Absent the impact of this adjustment for estimated future rewards, total net sales for the quarter were down 9.1 percent and comparable store net sales were down 10.0 percent. Despite the impact on reported sales, the Company is excited about the many potential benefits Guest Loyalty will provide to both Buckle and its guests.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1092 for domestic calls or (612) 332-0107 for international calls and reference the conference code 393064. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EDT by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 393064.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 467 retail stores in 44 states, following the closing of one store earlier this month in Phoenix, Arizona. As of the end of the fiscal quarter, it operated 468 stores in 44 states compared with 463 stores in 44 states at the end of the first quarter of fiscal 2015.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015

SALES, Net of returns and allowances	$243,543	$271,345

COST OF SALES (Including buying, distribution, and occupancy costs)	148,814	157,748

Gross profit	94,729	113,597

OPERATING EXPENSES:
Selling	47,563	49,154
General and administrative	10,736	11,638
	58,299	60,792

INCOME FROM OPERATIONS	36,430	52,805

OTHER INCOME, Net	408	736

INCOME BEFORE INCOME TAXES	36,838	53,541

PROVISION FOR INCOME TAXES	13,741	19,971

NET INCOME	$23,097	$33,570

EARNINGS PER SHARE:
Basic	$0.48	$0.70

Diluted	$0.48	$0.70

Basic weighted average shares	48,107	48,074
Diluted weighted average shares	48,203	48,188

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	April 30, 2016	January 30, 2016 (1)	May 2, 2015

CURRENT ASSETS:
Cash and cash equivalents	$153,415	$161,185	$134,632
Short-term investments	39,453	36,465	22,792
Receivables	8,853	9,651	6,627
Inventory	138,788	149,566	129,626
Prepaid expenses and other assets	16,977	6,030	27,552
Total current assets	357,486	362,897	321,229

PROPERTY AND EQUIPMENT	455,087	450,762	436,393
Less accumulated depreciation and amortization	(282,694)	(277,981)	(260,193)
	172,393	172,781	176,200

LONG-TERM INVESTMENTS	30,986	33,826	45,103
OTHER ASSETS	3,954	3,269	2,043

Total assets	$564,819	$572,773	$544,575

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$32,139	$33,862	$38,778
Accrued employee compensation	9,857	33,126	12,037
Accrued store operating expenses	11,665	6,639	11,399
Gift certificates redeemable	18,590	22,858	19,402
Income taxes payable	13,231	11,141	19,265
Total current liabilities	85,482	107,626	100,881

DEFERRED COMPENSATION	13,770	12,849	13,541
DEFERRED RENT LIABILITY	40,066	39,655	39,940
OTHER LIABILITIES	—	—	10,192
Total liabilities	139,318	160,130	164,554

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,623,190 shares at April 30, 2016, 48,428,110 shares at January 30, 2016, and 48,532,213 shares at May 2, 2015	486	484	485
Additional paid-in capital	136,743	134,864	133,446
Retained earnings	288,567	277,626	246,519
Accumulated other comprehensive loss	(295)	(331)	(429)
Total stockholders’ equity	425,501	412,643	380,021

Total liabilities and stockholders' equity	$564,819	$572,773	$544,575

(1) Derived from audited financial statements.